Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION, CONTACT:
Edward R. (Jack) Cameron, CEO, or
Peter Hausback, EVP and CFO
(952) 930-9000

Appliance Recycling Centers of America Reports Fourth Quarter and Full Year 2008 Results

MINNEAPOLIS—March 5, 2009—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI) today reported operating results for the fourth quarter and year ended January 3, 2009.

Highlights for the full year include:

•                  Total revenue increase of 11.2% to $111.0 million for 2008.

•                  Pre-tax earnings from continuing operations of $2.6 million for 2008.

•                  Four new ApplianceSmart Factory Outlet openings in Rochester and Rogers, Minn., Marietta, Ga., and San Antonio, Texas.

•                  Expansion of the appliance recycling business with the addition of a new recycling facility in Springfield, Ill., to service two utility companies.

•                  Signing of an agreement to become the exclusive North American distributor for UNTHA Recycling Technology (URT).

•                  A strategic decision during the fourth quarter of 2008 to discontinue the operations of two subsidiaries comprising a component of our business that negatively impacted 2008 earnings by $1.5 million, net of taxes, in order to better position the Company for the future.

Fourth Quarter Financial Overview

Total revenues for the fourth quarter of 2008 decreased 14.5% to $26.2 million, from $30.6 million in the comparable period of 2007. The consolidated gross profit for the fourth quarter of 2008 was 30%, which was consistent with the fourth quarter of 2007. The Company had an operating loss of $0.3 million compared to $1.6 million of operating income during the same period last year. ARCA also incurred a loss from continuing operations of $0.7 million or $0.14 per diluted share in the fourth

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quarter of 2008 compared to income from continuing operations of $1.0 million or $0.22 per diluted share in the fourth quarter of 2007.

During the fourth quarter of 2008, the Company made a strategic decision to discontinue its North American Appliance Company (“NAACO”) and Productos Duraderos de Norte America (“PDN”) operations and dispose of the assets. NAACO and PDN were not operating as originally planned and were no longer economically viable. In 2008, the Company’s supply of window air conditioners from a major manufacturer was depleted and no longer providing refurbishment opportunities for PDN and revenues for NAACO, which was the basis for our investment in these two businesses. All results of operations for periods presented prior to the abandonment date have been reclassified as discontinued operations. The Company recorded a loss on the disposal of the NAACO and PDN operations of $0.7 million, net of taxes, for the quarter ended January 3, 2009.

The overall impact on earnings of the discontinued operations in the fourth quarter of 2008 was a loss of $1.1 million, net of taxes. This overall loss is comprised of a $0.4 million loss from the discontinued operations, net of taxes, combined with a $0.7 million loss on the disposal of the discontinued operations, net of taxes. Earnings in the fourth quarter of 2008 also included pre-tax non-cash stock compensation expense of $110,000 or $0.02 per diluted share compared to $35,000 or $0.01 per diluted share in the fourth quarter of 2007.

Comparable store sales of the fourteen ApplianceSmart Factory Outlets that were open during the complete fourth quarters of 2008 and 2007 declined 16.7%, while total retail sales declined 5.7% to $17.6 million on a year-over-year basis. The quarter-over-quarter decline is primarily the result of two factors: 1) the fourth quarter of 2007 was positively impacted by a large close-out purchase from a major manufacturer that resulted in very strong customer demand. This purchasing opportunity did not exist in the fourth quarter of 2008, and 2) the overall retail economy had one of its worst quarters since the Great Depression as a result of the nationwide recession and cutback in consumer spending.

Fourth quarter revenue in ARCA’s recycling segment decreased 28.3% to $8.6 million from $12.0 million in the comparable period of 2007. The decrease was due primarily to lower revenues in the Canadian market in the fourth quarter of 2008 compared to the same period in 2007 because of high appliance volumes during the recycling program’s kick-off period during the second half of 2007. Additionally, the decline in the Canadian dollar resulted in a $0.5 million decline in revenues

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translated to the U.S. dollar due to impact of the foreign currency exchange rate. While byproduct revenue remained flat in the fourth quarter of 2008 compared to the same quarter of 2007, scrap metal prices decreased significantly during the fourth quarter compared to the first three quarters of 2008. The Company expects that scrap metal prices will stay at depressed prices throughout 2009.

2008 Financial Results

Total revenues for 2008 increased 11.2% to $111.0 million from $99.8 million in 2007. Operating income of $4.0 million decreased 2.6% from $4.1 million in 2007. The Company generated income from continuing operations of $1.9 million or $0.41 per diluted share for 2008 compared to $2.5 million or $0.55 per diluted share for the previous year. The overall impact of the NAACO and PDN discontinued operations for 2008 was a loss of $1.5 million, net of taxes, comprised of a $0.8 million loss from the discontinued operations, net of taxes, and a $0.7 million loss on the disposal of the assets, net of taxes. Discontinuing these operations will preclude further operating losses from these two businesses. The 2008 earnings included pre-tax non-cash stock compensation expense of $0.5 million or $0.11 per diluted share compared to $0.1 million or $0.02 per fully diluted share for the same period last year.

Comparable store sales of the fourteen ApplianceSmart Factory Outlets operating during the entire years of 2008 and 2007 decreased 2.5%, while total store sales increased 5.9% to $76.2 million due to opening four new factory outlets during 2008. Revenues from ARCA’s recycling segment increased 24.9% in 2008 to $34.8 million compared to $27.9 million in 2007. The increase was due primarily to higher recycling volumes in Canada and, to a lesser extent, higher scrap metal prices during the first three quarters of 2008. The increase in tax expense for the full year of 2008 is related primarily to increases in income generated from ARCA’s Canadian operations. Net income for the year was $0.4 million or $.08 per diluted share compared to $2.5 million or $.57 per share for 2007.

Edward R. (Jack) Cameron, President and Chief Executive Officer, commented: “Clearly the fourth quarter of 2008 was a very challenging period for our retail outlet stores as a result of one of the worst economic recessions in the past fifty years. We believe that the strong value proposition and wide breadth of choices we are able to offer our retail customers prevented our sales from being down even further. As previously communicated, we completed the planned openings of three new ApplianceSmart Factory Outlets in strategic locations with compelling rent structures during the fourth

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quarter. These new retail outlets will allow us to continue to leverage our advertising dollars and general and administrative expenses.

“For our appliance recycling business, we feel good overall about our operating results in both the fourth quarter and the full year of 2008. Nationwide, we are seeing a significant increase in utility companies including appliance recycling programs as part of their energy efficiency initiatives. We believe we are well positioned to leverage new opportunities in the coming year and are confident our appliance recycling business will continue to grow.”

ARCA has entered into an agreement to become the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. In addition to marketing these systems to the recycling industry, ARCA intends to install a URT system at one of its higher volume appliance recycling facilities, where the system will treat entire refrigerators and separate metals, plastic and de-gassed polyurethane foam insulation into streams of fine and uniformly sized granules. By yielding a finer grade of steel, copper, aluminum and plastic, the URT system will enable ARCA to generate significantly greater revenues from the sales of these byproducts to recyclers.

About ARCA

ARCA (www.arcainc.com) is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities. The Company is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. Through its ApplianceSmart operation (www.appliancesmart.com), ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of March 2009, ApplianceSmart was operating 20 factory outlets: six

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in the Minneapolis/St. Paul market; one in Rochester, Minn., market, four in the Columbus, Ohio, market; six in the Atlanta market; and three in San Antonio, Texas.

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

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Appliance Recycling Centers of America, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended		Twelve months ended
	January 3, 2009	December 29, 2007	January 3, 2009	December 29, 2007
Revenues:
Retail	$17,621	$18,679	$76,179	$71,904
Recycling	7,637	10,906	29,628	25,188
Byproduct	935	1,053	5,164	2,662
Total revenues	26,193	30,638	110,971	99,754

Costs of revenue	18,452	21,545	75,361	67,243
Gross profit	7,741	9,093	35,610	32,511
Selling, general and administrative expenses	7,998	7,500	31,575	28,369
Operating income (loss)	(257)	1,593	4,035	4,142

Other income (expense):
Interest expense, net	(337)	(433)	(1,377)	(1,450)
Other expenses, net	(63)	(40)	(55)	(53)
Income (loss) from continuing operations before provision for income taxes	(657)	1,120	2,603	2,639
Provision (benefit) for income taxes	3	98	739	163
Income (loss) from continuing operations	(660)	1,022	1,864	2,476
Income (loss) from discontinued operations, net of income tax	(383)	(251)	(812)	63
Loss on disposal of discontinued operations, net of income tax	(692)	—	(692)	—
Net income (loss)	$(1,735)	$771	$360	$2,539

Basic income (loss) per share:
Continuing operations	$(0.14)	$0.23	$0.41	$0.56
Discontinued operations	(0.24)	(0.06)	(0.33)	0.02
Net income (loss)	$(0.38)	$0.17	$0.08	$0.58

Diluted income (loss) per share:
Continuing operations	$(0.14)	$0.22	$0.41	$0.55
Discontinued operations	(0.24)	(0.05)	(0.33)	0.02
Net income (loss)	$(0.38)	$0.17	$0.08	$0.57

Weighted average number of common shares outstanding:
Basic	4,578	4,495	4,571	4,400
Diluted	4,578	4,582	4,612	4,475

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Selected Consolidated Balance Sheet Data

(In thousands)

	January 3, 2009	December 29, 2007
Cash and cash equivalents	$3,498	$2,777
Current assets	$29,786	$28,181
Total assets	$37,415	$35,532
Line of credit	$14,527	$13,585
Total liabilities	$29,426	$28,270
Total shareholders’ equity	$7,989	$7,262

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